Exhibit 10.1

AMENDMENT NO. 3 TO THE
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

AMENDMENT NO. 3 TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of December 8, 2009, by and among CONSECO, INC., a Delaware corporation (the “Borrower”), the lenders signatory hereto and Wilmington Trust FSB, as administrative agent (the “Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

(1)           The Borrower, the Subsidiary Guarantors referred to therein, the Lenders, the Increasing Lenders, the Agent and JPMorgan Chase Bank, N.A., as syndication agent, have entered into a Second Amended and Restated Credit Agreement dated as of October 10, 2006, as amended by Amendment No. 1 to the Second Amended and Restated Credit Agreement dated as of June 12, 2007, as further amended by Amendment No. 2 to the Second Amended and Restated Credit Agreement dated as of March 30, 2009 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Existing Credit Agreement”).  Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Existing Credit Agreement.

(2)           The Borrower, the Agent, the Lenders and the Increasing Lenders desire to amend certain provisions of the Existing Credit Agreement as provided more fully herein below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and receipt of all of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendments to Existing Credit Agreement. Upon, and subject to, the satisfaction (or waiver) of the conditions precedent set forth in Section 2 below, the Existing Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Existing Credit Agreement is hereby amended by adding in the appropriate alphabetical order the following new definitions:

““Amendment No. 3” means Amendment No. 3 to this Agreement dated as of December 8, 2009.”

““Amendment No. 3 Effective Date” means December [__], 2009, which is the date of satisfaction (or waiver) of the conditions precedent set forth in Section 2 of Amendment No. 3.”

““Policies” means life insurance policies, health insurance policies, long term care policies, annuity contracts, and other insurance policies, insurance contracts, investment agreements and other similar agreements issued by the Insurance Subsidiaries in the ordinary course of their business.”

(b) The definition of “Applicable Margin” contained in Section 1.01 to the Existing Credit Agreement is hereby amended in its entirety to read as follows:

““Applicable Margin” means, for any day, a percentage per annum equal to (a) with respect to any Eurodollar Rate Loan, 5.00% or (b) with respect to any Base Rate Loan, 4.00%.”

(c) The definition of “Asset Sale” contained in Section 1.01 to the Existing Credit Agreement is hereby amended in its entirety to read as follows:

““Asset Sale” means any Disposition of property or series of related Dispositions of property, excluding any such Disposition permitted by Section 7.03(a), Section 7.03(b), Section 7.03(c), Section 7.03(d), Section 7.03(e), Section 7.03(f), Section 7.03(h) and Section 7.03(i).”

(d) The definition of “Steering Committee” contained in Section 1.01 to the Existing Credit Agreements is hereby amended in its entirety as follows:

““Steering Committee” has the meaning specified in Section 6.16.”

(e) Section 2.07(a) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“(a)           Term Loans.  The Company shall repay to the Agent, for the ratable account of the Term Lenders (and the Increasing Lenders), the following amounts of all Term Loans (including the Additional Term Loans) on the following dates:

Date	Amount
March 31, 2011	$8,750,000
June 30, 2011	$8,750,000
September 30, 2011	$8,750,000
December 31, 2011	$8,750,000
March 31, 2012	$10,000,000
June 30, 2012	$10,000,000
September 30, 2012	$10,000,000
December 31, 2012	$10,000,000
March 31, 2013	$13,333,333.33
June 30, 2013	$13,333,333.33
September 30, 2013	$13,333,333.34
Maturity Date	Remaining outstanding amount

(f) Section 2.08(b)(v) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“(v)           [reserved].”

(g) Section 2.08(c) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“(c)           Application of Prepayments.  Each prepayment of any Borrowing pursuant to Sections 2.08(b)(i) to (v) shall be applied first to the Term Loans for application to the next four scheduled principal payments thereof after the occurrence of the event giving rise to such prepayment in direct order of maturity, and, second, to the Term Loans for application ratably to the remaining principal repayment installments thereof until paid in full.  Each prepayment pursuant to Section 2.08(a) shall be applied as directed by the Borrower.  Notwithstanding anything to the contrary contained in this Section 2.08(c), any prepayments made in connection with Amendment No. 3 as referenced in Section 2(b) of Amendment No. 3 shall be applied first to the Term Loans for application to the next five scheduled principal payments thereof in direct order of maturity, and, second, to the Term Loans for application ratably to the remaining principal repayment installments thereof until paid in full prior to giving effect to the amendment to Section 2.07(a) set forth in Section 1(e) of Amendment No. 3 and such prepayments shall not reduce the required amortization payments in effect on the Amendment No. 3 Effective Date.”

(h) As a result of the increase in the Applicable Margin described in Section 1(b) above, Section 2.10(b) of the Existing Credit Agreement is hereby deleted in its entirety.

(i) Section 6.13(b) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“(b)           The Company will, and will cause each Subsidiary Guarantor (within sixty (60) days of the Amendment No. 3 Effective Date (or such later date as the Agent shall determine in its sole discretion)) to, maintain main concentration accounts solely with depositaries that have entered into an Account Control Agreement with the Agent and the relevant Obligor on the terms, and subject to the exceptions, set forth in the Security Agreement.  Within sixty (60) days of the Amendment No. 3 Effective Date (or such later date as the Agent shall determine in its sole discretion), subject to the exclusions set forth in the Security Agreement, the Company and each Subsidiary Guarantor, as applicable, shall enter into an Account Control Agreement with respect to the Accounts listed in Schedule 6.13(b) attached hereto and made a part hereof.  Thereafter, subject to the exclusions set forth in the Security Agreement, the Company and each Subsidiary Guarantor shall use its commercially reasonable efforts to enter into an Account Control Agreement with respect to any Accounts the Agent shall require in its reasonable discretion.”

(j) Section 7.03(e) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“(e)           (i) any Disposition pursuant to a Reinsurance Agreement covering Policies which are first issued during the term of such Reinsurance Agreement provided that such Reinsurance Agreement is issued on terms which are customary for the line of business reinsured where the purpose and effect of such reinsurance transaction is the sharing of risk and (ii) any Disposition pursuant to a Reinsurance Agreement covering Policies which are in force at the commencement of the term of such Reinsurance Agreement provided that the ceding commission (whether positive or negative) from the aggregate of all such Dispositions pursuant to this clause (ii) in any Fiscal Year shall not exceed twenty five million dollars in the Fiscal Year ending December 31, 2010 and ten million dollars in each Fiscal Year thereafter (excluding any ceding commission (whether positive or negative) deriving or resulting from the Reinsurance Agreement, dated as of November 20, 2009, between Bankers Life and Casualty Company and Wilton Reassurance Company).”

(k) Section 7.03 of the Existing Credit Agreement is further amended by (i) deleting the word “and” at the end of Section 7.03(n), (ii) deleting the “.” at the end of Section 7.03(o) and inserting “; and” in lieu thereof and (iii) adding the following new clause (p):

“(p)           Dispositions of less than substantially all of the assets of the Company or any of its Subsidiaries to any unaffiliated Person on terms determined by the Company’s board of directors to be arms’ length; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) a minimum of eighty percent (80%) of the purchase price for such asset(s) shall be paid to the Company or such Subsidiary in cash, and (iii) the terms and conditions of such Disposition shall be in form and substance satisfactory to the Agent and the Required Lenders and the Agent and the Required Lenders shall have provided written consent to such Disposition.”

(l) Section 7.11 to the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Debt to Total Capitalization Ratio.  The Company shall maintain at all times a Debt to Total Capitalization Ratio of (a) for the period from and including March 31, 2009 through December 31, 2009, not more than 32.5% and (b) thereafter, not more than 30%.”

(m) Section 7.12 to the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Interest Coverage Ratio.  The Company shall not permit the Interest Coverage Ratio as of the end of any Fiscal Quarter for the four Fiscal Quarters then ended to be (a)

for the period from and including March 31, 2009 through December 31, 2010, less than 1.50 to 1 for such Fiscal Quarter; (b)  for the period from and including March 31, 2011 through December 31, 2011, less than 1.75 to 1 for such Fiscal Quarter; and (c) thereafter, less than 2.00 to 1 for such Fiscal Quarter.”

(n) Section 7.14 to the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Aggregate RBC Ratio.  The Company shall not permit the Aggregate RBC Ratio as of the end of any Fiscal Quarter to be (a) for the period from and including March 31, 2009 through December 31, 2010, less than 200% for such Fiscal Quarter;  (b) for the period from and including March 31, 2011 through December 31, 2011, less than 225% for such Fiscal Quarter;  and (c) thereafter, less than 250% for such Fiscal Quarter.”

(o) Section 7.15 to the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Combined Statutory Capital and Surplus Level.  The Company shall not permit the Combined Statutory Capital and Surplus of the Insurance Subsidiaries as of the end of any Fiscal Quarter to be (a)  for the period from and including March 31, 2009 through December 31, 2010, less than $1,100,000,000; (b)  for the period from and including March 31, 2011 through December 31, 2011, less than $1,200,000,000; and (b) thereafter, less than $1,300,000,000.”

(p) Section 8.02 of the Credit Agreement is hereby amended by replacing the reference to “Section 8.01(g)” in the proviso with a reference to “Section 8.01(g)(i)”.

(q) The Existing Credit Agreement is hereby amended by adding a new Schedule 6.13(b) attached to this Amendment as Schedule 6.13(b).

SECTION 2.   Conditions to Effectiveness.  This Amendment shall become effective as of the date on or before January 15, 2010, unless extended by the Agent on which the following conditions shall have been satisfied (or waived):

(a) The Agent shall have received the following documents, each dated as of the Amendment No. 3 Effective Date:

(i) counterparts of this Amendment executed by the Loan Parties and the Required Lenders;

(ii) counterparts of the Consent executed by the Subsidiary Guarantors; and

(iii) a certificate of a Responsible Officer of the Borrower, the statements in which shall be true, certifying that (i) the representations and warranties set forth in Article 5 of the Existing Credit Agreement (as amended by this Amendment) are true and correct in all material respects as of the Amendment No. 3 Effective Date, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (ii) immediately prior to and after giving effect to the Amendment No. 3 Effective Date, no Default or Event of Default shall have occurred and be continuing and (iii) immediately prior to and after giving effect to the Amendment No. 3 Effective Date, the Borrower is in compliance, on a pro forma basis, with Sections 7.11, 7.12, 7.14 and 7.15 of the Existing Credit Agreement.

(b) The Borrower shall have paid the sum of $150,000,000 plus fifty percent (50%) of the Net Proceeds in excess of $200,000,000 from the registered offering of the common stock of the Borrower to be issued pursuant to the registration statement filed by the Borrower with the SEC on November 19, 2009 to the Agent for prepayment of the Borrowings as set forth in Section 2.08(c) of the Existing Credit Agreement.

(c) The Borrower shall have paid or caused to be paid, in cash, to the Agent, for the ratable account of each Lender entitled to such payment, the Accrued Fee (including all capitalized Accrued Fees) outstanding immediately prior to the Amendment No. 3 Effective Date, such payment to equal approximately $5,950,580.08 in the aggregate.

(d) The Borrower shall have paid or caused to be paid, in cash, to the Agent, for the account of each Lender consenting to this Amendment (such consent to be evidenced by such Lender’s execution and delivery of its signature page hereto) by 5:00 pm eastern on Monday, December 14, 2009 (provided that such Lender is not a Defaulting Lender on the Amendment No. 3 Effective Date), a fee equal to 0.25% of the aggregate amount of the outstanding Term Loans of such Lender, the outstanding fees of the Agent as of the Amendment No. 3 Effective Date and all reasonable and invoiced out-of-pocket expenses of the Agent in connection with this Amendment, including the reasonable fees, charges and expenses of Bingham McCutchen LLP and the financial advisor engaged under Section 6.16 of the Existing Credit Agreement.

SECTION 3.  Covenant.  Within thirty (30) days of the Amendment No. 3 Effective Date (or such later date as the Agent shall determine in its sole discretion), each of the Borrower, the Subsidiary Guarantors and the Agent shall have entered into such amendments to the Security Agreement and other Loan Documents as shall be necessary to give effect to the amendments to collateral arrangements contemplated herein, and otherwise to give effect to this Amendment.  Such amendments shall include, without limitation, an amendment to Section 12 of the Security Agreement to include a representation, warranty and covenant by the Borrower and each Subsidiary Guarantor that all cash owned by the Borrower and each Subsidiary Guarantor shall be deposited, upon or promptly after the receipt thereof, in one or more Controlled Deposit Accounts.  Such amendments will also address maximum threshold amounts and other exceptions for Deposit Accounts that are not Controlled Deposit Accounts, such amounts and exceptions to be negotiated in good faith between each Obligor and the Agent.

SECTION 4.Reference to and Effect on the Existing Credit Agreement and the Loan Documents. (a) On and after the effectiveness of this Amendment, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Existing Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Existing Credit Agreement, shall mean and be a reference to the Existing Credit Agreement, as amended by this Amendment.

(b) The Existing Credit Agreement, the Notes and each of the other Loan Documents, as specifically amended by this Amendment (and as contemplated to be amended, modified, supplemented, restated, substituted or replaced by this Amendment) are and shall continue to be in full force and effect.  Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Obligors under the Loan Documents, in each case, as amended by this Amendment.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender, any Issuing Bank or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d) The Borrower hereby ratifies and confirms all of its Obligations to the Lenders and the Agent, including, without limitation, the Loans, and the Borrower hereby affirms its absolute and unconditional promise to pay to the Lenders the Loans, the Obligations, and all other amounts due under the Existing Credit Agreement and the Security Agreement, each as amended hereby, the Notes, and the other Loan Documents, at the times and in the amounts provided for therein and subject to the terms hereof.

SECTION 5. Expenses. The Borrower agrees that all reasonable out-of-pocket expenses incurred by the Agent and the Steering Committee in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder or in connection herewith (including, without limitation, the reasonable fees, charges and disbursements of counsel for the Agent and the Steering Committee and reasonable fees and expenses of the financial advisor retained by the Agent and/or Steering Committee), are expenses that the Borrower is required to pay or reimburse pursuant to Section 10.04 of the Existing Credit Agreement and the Fee Agreement.

SECTION 6. Releases.

(a) In consideration of the agreements of the Agent, the Steering Committee and the Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower on behalf of itself and each of its Subsidiaries (collectively, the “Releasing Parties”), on behalf of the Releasing Party and their respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Agent, the Steering Committee and each of the Lenders and their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, financial advisors, employees, agents and other representatives (the Agent, the Lenders and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Releasing Party or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment for or on account of, or in relation to, or in any way in connection with the Existing Credit Agreement, this Amendment or any related documents or transactions thereunder or related thereto.

(b) Each Releasing Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Each Releasing Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.  Each Releasing Party acknowledges and agrees that the Releasees have fully performed all obligations and undertakings owed to the Releasing Parties under or in any way in connection with the Existing Credit Agreement, this Amendment or any related documents or transactions thereunder or related thereto as of the date hereof.

(d) Each Releasing Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by such Releasing Party pursuant to this Section 6.  If any Releasing Party or any of their successors, assigns or other legal representatives violates the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

SECTION 7.  Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier or electronic transmission (e.g., .pdf or .tif file) shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 8.  Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CONSECO, INC., as Borrower
By	/s/ Todd M. Hacker
Name: Todd M. Hacker
Title: SVP & Treasurer

WILMINGTON TRUST FSB, as Agent
By	/s/ James A. Hanley
Name: James A. Hanley
Title: Vice President

CONSENT

Dated as of December 8, 2009

Each of the undersigned, as a Subsidiary Guarantor under the Existing Credit Agreement referred to in the foregoing Amendment, hereby consents to such Amendment and the transactions contemplated by such Amendment and hereby confirms and agrees that (a) notwithstanding the effectiveness of such Amendment, the Security Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of such Amendment, each reference in the Security Agreement to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Existing Credit Agreement, as amended by such Amendment, and (b) the Security Documents to which such Guarantor is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the obligations to be secured thereunder.

AMERICAN LIFE AND CASUALTY MARKETING DIVISION CO.
CDOC, INC.
CONSECO MANAGEMENT SERVICES COMPANY
By	/s/ Todd M. Hacker
Name: Todd M. Hacker
Title: SVP & Treasurer

CODELINKS, LLC
By: CDOC, Inc., its Manager
By	/s/ Todd M. Hacker
Name: Todd M. Hacker
Title: SVP & Treasurer

40|86 ADVISORS, INC.
40|86 MORTGAGE CAPITAL, INC.
By	/s/ Todd M. Hacker
Name: Todd M. Hacker
Title: SVP & Treasurer

PERFORMANCE MATTERS ASSOCIATES, INC.
PERFORMANCE MATTERS ASSOCIATES OF TEXAS, INC.
By	/s/ Todd M. Hacker
Name: Todd M. Hacker
Title: SVP & Treasurer

CONSECO SERVICES, LLC
By	/s/ Todd M. Hacker
Name: Todd M. Hacker
Title: SVP & Treasurer

Acknowledged as of the date hereof:

WILMINGTON TRUST FSB, as Agent
By	/s/ James A. Hanley
Name: James A. Hanley
Title: Vice President